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                                                                   EXHIBIT 10.20


         WHEREAS, on November 15, 1999, the Nominating Committee of this Board of Directors approved an increase in the annual retainer to be paid to outside directors effective January 1, 2000, and reported the action to this Board of Directors at its meeting on November 16, 1999, which report was accepted without objection but, inadvertently, without any formal action by this Board of Directors being proposed or taken;

         RESOLVED, that the resolution adopted by this Board of Directors on November 19, 1996, relating to compensation of outside directors generally, as previously amended by resolution adopted by this Board of Directors on November 17, 1998, be and hereby is further amended and modified to provide that the per month retainer for serving as a director be increased from $1,500 per month ($18,000 per year) to $1,833.33 (or $1,833.34, as needed) per month ($22,000) per year effective January 1, 2000; and that all actions taken by officers of the Company to implement said increase as of the effective date thereof be and hereby are ratified, confirmed and approved in all respects.

         RESOLVED FURTHER, that the said resolution adopted November 17, 1998 be and hereby is revoked and rescinded, as of the effective date of the foregoing increase; and, except to the extent amended and modified by the foregoing resolution, the said resolutions adopted November 19, 1996 remain in full force and effect.